EXHIBIT (B)
LINKTONE NEWS RELEASE
LINKTONE AND PT MEDIA NUSANTARA CITRA TBK ANNOUNCE JOINT CONFERENCE CALL TO DISCUSS RECENT DEVELOPMENTS
SHANGHAI, China, November 29, 2007 — Linktone Ltd. (Nasdaq: LTON), a leading provider of interactive media and entertainment products and services to consumers in China, announced today that management teams from both Linktone and PT Media Nusantara Citra Tbk (“MNC”) will host a joint conference call to discuss the recent announcement by MNC to purchase no less than 51% of Linktone’s outstanding shares.
Linktone and MNC management plan to host a conference call to discuss the strategic investment by MNC at 9:00 p.m. Eastern Time on November 29, 2007 (6:00 p.m. Pacific Time on November 29, 2007 and 10:00 a.m. Beijing/Hong Kong Time on November 30, 2007). The dial-in number for the call is 800-218-0530 for U.S. callers and 303-262-2137 for international callers. Linktone Chief Financial Officer Colin Sung and MNC Group Chief Executive Officer Hary Tanoesoedibjo will be on the call to discuss this transaction in detail and answer questions from participants. A replay of the call will be available through December 13, 2007. To access the replay, U.S. callers should dial 800- 379-7444 and enter passcode 11103879#; international callers should dial 303- 590-3000 and enter the same passcode.
About Linktone Ltd.
Linktone Ltd. is one of the leading providers of wireless interactive entertainment services to consumers and advertising services to enterprises in China. Linktone provides a diverse portfolio of services to wireless consumers and corporate customers, with a particular focus on media, entertainment and communications. These services are promoted through the Company’s and our partners cross-media platform which merges traditional and new media marketing channels, and through the networks of the mobile operators in China. Through in-house development and alliances with international and local branded content partners, the Company develops, aggregates, and distributes innovative and engaging products to maximize the breadth, quality and diversity of its offerings.
For more information, please visit www.linktone.com, or contact Edward Liu at Edward.liu@linktone.com
ABOUT MEDIA NUSANTARA CITRA TBK
MNC is the largest and only integrated media company in Indonesia with operations encompassing content production, content distribution, nationwide free-to-air television networks, 24-hour program TV channels, newspapers, tabloids, radio networks and online media. MNC’s in-house production assets, outsourcing relationships and operations of its multi-media platforms have enabled it to build the largest content library among broadcasters in Indonesia, with more than 63,000 hours of entertainment and news content currently on file and over 10,000 hours of additional content being developed per year.
For more information, please visit www.mncgroup.com or contact David Audy at david.audy@mncgroup.com
NOTICE TO INVESTORS:
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities by any person. The offer for the outstanding shares of Linktone described in this announcement has not commenced. Any offers to purchase or solicitations of offers to sell will be required to be made pursuant to offer documents filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with U.S. securities laws.
The offer documents required under U.S. laws, including Linktone’s recommendation statement, will contain important information, and shareholders and potential investors are urged to read them carefully when they become available before making any decision with respect to any offer. Those materials will be made available to all shareholders of Linktone at no expense to them on the SEC’s website (http://www.sec.gov).
FORWARD-LOOKING STATEMENTS
This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to: current or future changes in the policies of the PRC Ministry of Information Industry and the mobile operators in China or in the manner in which the operators enforce such policies; the risk that other changes in Chinese laws and regulations, or in application thereof by other relevant PRC governmental authorities, could adversely affect Linktone’s financial condition and results of operations; the risk that Linktone will not be able to compete effectively in the wireless value-added services market in China for whatever reason, including competition from other service providers or penalties or suspensions for violations of the policies of the mobile operators in China; the risk that Linktone will not be able to develop and effectively market innovative services; the risk that Linktone will not be able to effectively control its operating expenses in future periods or make expenditures that effectively differentiate Linktone’s services and brand; and the risks outlined in Linktone’s filings with the Securities and Exchange Commission, including its registration statement on Form F-1 and annual report on Form 20-F. Linktone does not undertake any obligation to update this forward-looking information, except as required under applicable law.
Investor Relations

Edward Liu	Brandi Piacente
Linktone Ltd.	The Piacente Group, Inc.
Tel: 86-21-6361-1583	Tel: 212-481-2050
Email: edward.liu@linktone.com	Email: brandi@thepiacentegroup.com